Exhibit 10.15

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and between

NBTY, INC.

and

ZILA, INC.

with respects to all of the outstanding capital stock

of

ZILA NUTRACEUTICALS, INC.

August 13, 2006

7.3	Fiduciary Duties	20
7.4	Books and Records; Post Closing	21
7.5	Use of Business Name	21
7.6	Transaction Expenses	21
7.7	Notices	21
7.8	Governing Law	22
7.9	Assignment	22
7.10	Intent to be Binding; Entire Agreement	22
7.11	Waiver of Provisions	23
7.12	Jurisdiction	23
7.13	Confidentiality	23
7.14	Public Announcements	23
7.15	Third Party Beneficiaries	24

EXHIBIT A	DEFINITIONS
EXHIBIT B	REPRESENTATIONS AND WARRANTIES OF SELLER
EXHIBIT C	REPRESENTATIONS AND WARRANTIES OF BUYER
EXHIBIT D	PROCEDURE FOR INDEMNIFICATION
EXHIBIT E	FORM OF SELLER OPINION LETTER
EXHIBIT F	FORM OF BUYER OPINION LETTER
EXHIBIT G	FORM OF NON-COMPETITION AGREEMENT

ii

STOCK PURCHASE AGREEMENT (this “Agreement”) dated as of August 13, 2006 (the “Effective Date”), by and between the following parties:

•      NBTY, Inc., a Delaware corporation (“Buyer”); and

•      Zila, Inc., a Delaware corporation (“Seller”).

For purposes of this Agreement, certain capitalized terms have the meanings ascribed to them in Exhibit A. Other terms are defined in the body of this Agreement.

OVERVIEW

WHEREAS, Seller owns all the issued and outstanding shares of common stock (the “Shares”) of Zila Nutraceuticals, Inc., an Arizona corporation (the “Company”), constituting all issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Company engages in the business of manufacturing and marketing nutritional supplements and cosmetics (collectively, the “Products”), including, without limitation, Ester-C and Ester-E forms of Products (the “Company Business”); and

WHEREAS, Ester-C and Ester-E are trademarks owned by the Company in certain jurisdictions and such Ester-C and Ester-E forms of Products are subject to patents owned or exclusively licensed by the Company in certain jurisdictions and are manufactured by the Company in accordance with applicable patents and/or trade secrets and distributed and sold pursuant to trademarks owned or exclusively licensed by the Company; and

WHEREAS, Seller conducted an extensive auction process for the Company Business, and Buyer was the highest bidder in such process; and

WHEREAS, by this Agreement Seller desires to sell to the Buyer, and Buyer desires to purchase from Seller, the Shares in return for cash, in each case upon all the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Buyer hereby agree as follows:

ARTICLE 1
THE TRANSACTION

1.1           Purchase and Sale of Shares. At the Closing, upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Shares.

1.2           Purchase Price Closing Adjustment.

(a)           The aggregate purchase price for the Shares and agreement of the Seller not to compete with Buyer shall consist of (i) Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000), subject to a working capital adjustment as described in Section 1.2(e) below (the “Closing Date Purchase Price”) and (ii) up to Three Million Dollars ($3,000,000) payable in accordance with Section 1.3 (the “Contingent Purchase Price,” and together with the Closing Date Purchase Price, the “Purchase Price”).

(b)           Within ninety (90) days after the Closing Date, the Company under the direction of the Buyer shall prepare a balance sheet of the Company as at the close of business on the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements.

(c)           Within ninety (90) days after the Closing Date, Buyer shall deliver to the Seller the Closing Date Balance Sheet, as well as a statement (the “Closing Date Working Capital Statement”), setting forth the Closing Working Capital and including a detailed computation thereof. The Closing Date Working Capital Statement shall be prepared in accordance with GAAP applied on a basis consistent with the Financial Statements. At the request of Seller, Buyer shall deliver to Seller with its delivery of the Closing Date Working Capital Statement copies of all working papers in Buyer’s possession relevant to Buyer’s determination of Closing Working Capital.

(d)           Unless the Seller, within thirty (30) days after receipt of the Closing Date Balance Sheet and Closing Date Working Capital Statement, gives the Buyer a written notice objecting thereto and specifying, in detail, the basis for such objection and the amount in dispute (“Notice of Objection”), such Closing Date Balance Sheet and Closing Date Working Capital Statement shall be considered accepted and binding upon the Buyer and the Seller. If, within thirty (30) days after the receipt of the Closing Date Balance Sheet and Closing Date Working Capital Statement, the Seller gives a Notice of Objection to the Buyer and all matters set forth therein are not resolved within twenty-one (21) days after the Buyer’s actual receipt of such notice, the disputed items shall be submitted to arbitration under the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Rules”). The arbitration shall be held in Dallas, Texas before a single arbitrator, who shall be a certified public accountant, selected in accordance with the AAA Rules (the arbitrator being hereinafter referred to as the “Arbitrating Accountant”). The Arbitrating Accountant shall afford each of the Buyer and its representatives and the Seller and its representatives up to 30 days in the aggregate to present their positions as to the disputed items. The Arbitrating Accountant shall resolve all disputed items in a written determination to be delivered within 15 days following the end of the submission period. Such resolution shall be final and binding upon the parties and shall be reflected in any necessary revisions to the Closing Date Balance Sheet. The fees, costs and expenses of the Arbitrating Accountant shall be paid by the Buyer and the Seller in inverse proportion to the results of the prevailing party on the disputed items resolved by the Arbitrating Accountant. Such proportional allocations shall be determined by the Arbitrating Accountant at the time its determination is rendered on the disputed items.

(e)           If the Closing Working Capital, as agreed upon by the parties or as finally determined by the Arbitrating Accountant is greater or less than the Target Working Capital, then the Purchase Price shall be increased by the amount of the excess or decreased by the amount of the shortfall, as the case may be. Any excess shall be paid by the Buyer to the Seller within seven (7) days of the final determination of the Closing Working Capital by wire transfer of immediately available funds. Any shortfall shall be paid by the Seller to the Buyer within seven (7) days of the final determination of the Closing Working Capital by wire transfer of immediately available funds.

1.3           Contingent Purchase Price.

(a)           In addition to the Closing Date Purchase Price and subject to the terms, conditions, and limitations set forth in this Section 1.3, Seller shall be entitled to the Contingent Purchase Price, provided that during the one-year period following the Closing Date (the “Measurement Period”), the Company generates the EBITDA Target (as defined below) during the Measurement Period. Within 90 days of the first anniversary of the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Earn Out Closing Statement”) showing the EBITDA calculation during the Measurement Period with respect to Buyer’s operation of the Company Business (without regard to any revenue generated or losses incurred as a result of subsequent acquisitions or dispositions by Buyer relating to or in connection with the on-going operations of the Company Business following the Closing Date) as determined by Buyer in accordance with GAAP. At the request of Seller, Buyer shall deliver to Seller with its delivery of the Earn Out Closing Statement copies of all working papers in Buyer’s possession relevant to Buyer’s determination of the Company Business’ EBITDA for the Measurement Period.

(b)           If EBITDA during the Measurement Period as reflected on the Earn Out Closing Statement is less than or equal to Fourteen Million Dollars $14,000,000 (the “EBITDA Target”), Seller shall not be entitled to any of the Contingent Purchase Price. If EBITDA during the Measurement Period as reflected on the Earn Out Closing Statement exceeds the EBITDA Target, Seller shall be entitled to Contingent Purchase Price in the amount based on the calculation set forth in the table below, subject to a maximum of $3,000,000 in Contingent Purchase Price; it being understood and agreed that the Contingent Purchase Price shall not exceed $3,000,000 in the aggregate regardless of EBITDA level:

EBITDA	Contingent Purchase Price

$14,000,001 to $15,000,000	10% of the difference between EBITDA and $14,000,000

$15,000,001 to $16,000,000	20% of the difference between EBITDA and $15,000,000

$16,000,001 to $17,000,000	30% of the difference between EBITDA and $16,000,000

$17,000,001 to $18,000,000	40% of the difference between EBITDA and $17,000,000

$18,000,001 to $20,000,000	100% of the difference between EBITDA and $18,000,000.

In the event Buyer does not receive written notice from Seller disputing its calculation of the amount set forth on the Earn Out Closing Statement within thirty (30) days following Buyer’s delivery of the same to Seller, Seller shall be deemed to have agreed to such calculation and to the resulting Contingent Purchase Price payment (if any).

(c)           Buyer shall pay Seller the Contingent Purchase Price by wire transfer in immediately available funds within seven (7) days following the final determination of the Contingent Purchase Price, to an account specified in writing by Seller.

(d)           During the Measurement Period, unless otherwise agreed to by Buyer and Seller, Buyer agrees (i) to use reasonable commercial efforts to cause the Company to operate consistent with Buyer’s other subsidiaries; (ii) not impose any “home office,” overhead or other similar charge on the Company that is not generally imposed on Buyer’s other subsidiaries and (iii) that if the Company is combined, consolidated, merged or liquidated, that Buyer will create and maintain books and records sufficient to enable Buyer and Seller to determine the Contingent Purchase Price.

(e)           Any disputes arising with respect to the application of this Section 1.3 shall be resolved in the same manner as set forth in Section 1.2(d).

1.4           Transfer Fees; Recording Fees; Taxes. Seller will pay all transfer and assumption fees and expenses and all sales, use, value added or similar taxes, if any, arising out of the transfer of the Shares. Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such taxes and fees with respect to such transfer of Shares and, if required by Applicable Law, Buyer will and will cause its Affiliates or any Related Party to, join in the execution of any such Tax Returns and other documentation. Seller shall cause to be recorded, and shall pay for all fees and expenses necessary to record, all recordable Intellectual Property Assets currently in the name of any predecessor of the Company to be recorded in the name of Zila Nutraceuticals, Inc. All fees and expenses necessary to record any further changes in title or name of the Intellectual Property Assets shall be borne by Buyer.

ARTICLE 2
THE PARTIES’ OBLIGATIONS AT THE CLOSING

2.1           The Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (“Closing”) at the offices of the Seller at 9:00 a.m., Arizona time, on the third business day after Stockholder Approval is received and all other conditions to Closing are met or waived (the “Closing Date”), or at such other place or at such other time or date as the Seller and Buyer may mutually agree upon in writing.

2.2           Seller’s Obligations. At the Closing, Seller will deliver to Buyer or accomplish the following:

•                                          Seller will assign and transfer to Buyer good and valid title in and to the Shares, free and clear of all Encumbrances, by delivery to Buyer stock certificates evidencing the Shares, in genuine and unaltered form, duly endorsed in blank, or accompanied by stock powers duly executed in blank;

•                                          all required third-party and governmental consents that if not obtained would result in a Material Adverse Effect;

•                                          a true and complete copy, certified by the Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors and stockholders of Seller evidencing their authorization of the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

•                                          a certificate of a duly authorized officer of Seller certifying as to the accuracy in all respects of the matters set forth in Exhibit B, as if made on the Closing Date (such certificate shall be deemed to become a part of this Agreement);

•                                          the Transaction Documents (as applicable), duly executed by an authorized officer of Seller and/or the Company, as applicable;

•                                          evidence of payment in full of all third party indebtedness (other than Capital Leases) of the Company and all intercompany indebtedness of the Company;

•                                          resignation letters for those officers and directors of the Company that are set forth on Schedule 1 of the Disclosure Letter;

•                                          opinion of counsel to the Seller, substantially in the form attached hereto as Exhibit E;

•                                          either (i) a properly executed statement satisfying the requirements of Treas. Reg. Sees. 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Buyer or (ii) a certificate of non-foreign status satisfying the requirements of Treas. Reg. Sec. 1.1445-2(b) in a form reasonably acceptable to Buyer; and

•                                          a properly executed IRS Form 8023.

2.3           Buyer’s Obligations. At the Closing, Buyer will deliver to Seller the following:

•                                          Thirty Seven Million Five Hundred Thousand Dollars ($37,500,000) by wire transfer in immediately available funds. Seller shall designate the bank account or accounts for such payment at least two (2) business days prior to the Closing;

•                                          all required third-party and governmental consents;

•                                          a true and complete copy, certified by the Secretary of the Buyer, of the resolutions duly and validly adopted by the Board of Directors of the Buyer evidencing its authorization of the execution and delivery of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby;

•                                          a certificate of a duly authorized officer of the Buyer certifying as to the accuracy in all respects of the matters set forth in Exhibit C, as if made as of the Closing Date (such certificate shall be deemed to become a part of this Agreement);

•                                          the Transaction Documents (as applicable), duly executed by an authorized officer of Buyer; and

•                                          opinion of counsel to Buyer, substantially in the form attached hereto as Exhibit F.

ARTICLE 3
REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

3.1           Representations of Seller Relating to the Company and the Company Business. Concurrently with the signing of this Agreement, Seller has prepared a Disclosure Letter that discloses certain information to Buyer (the “Disclosure Letter”). Seller acknowledges that Buyer is relying on the accuracy of the representations and warranties contained in Exhibit B. Accordingly, Seller warrants to Buyer that each of the representations and warranties contained in Exhibit B, as modified by the Disclosure Letter, are true and correct as of the date hereof and the Closing Date.

3.2           Representations of Buyer. Buyer acknowledges that Seller is relying on the accuracy of the representations and warranties contained in Exhibit C. Accordingly, Buyer warrants to Seller that each of the representations and warranties contained in Exhibit C are true and correct as of the date hereof and the Closing Date.

3.3           Survival. All representations, warranties, covenants, and obligations in this Agreement, the certificates delivered pursuant to Sections 2.2 and 2.3, and any other certificate or document delivered pursuant to this Agreement will survive the Closing, subject to Section 3.6 hereof. The right of either party hereto to indemnification, payment for Losses or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment for Losses, or other remedy based on such representations, warranties, covenants, and obligations.

3.4           Indemnification by Seller.

(a)             Seller agrees to indemnify and hold Buyer and its representatives, stockholders, officers, directors and Affiliates (the “Buyer Parties”) harmless from and against any Loss (excluding any Loss Buyer may suffer after the end of any applicable survival period) arising directly or indirectly from or in connection with:

(i)            a breach by Seller of any representation or warranty made by Seller in this Agreement, the Disclosure Letter or other document or certificate delivered pursuant to this Agreement or the Transaction Documents; or

(ii)           a breach by Seller of any of its other obligations or covenants contained in this Agreement, any Transaction Document or other document delivered in connection herewith or therewith; or

(iii)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or the Company (or any Person acting on their behalf) in connection with any of the transactions contemplated herein.

(b)           In addition to the provisions of Section 3.4(a), Seller will indemnify and hold harmless the Buyer Parties for, and will pay to the Buyer Parties the amount of, any Losses (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(i)            any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facility or any of the Environmental Properties, or (B) any Hazardous Materials or other contaminants that were present at the Facility or any of the Environmental Properties at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by the Seller on behalf of the Company or in connection with Company Business, the Company or by any other Person for whose conduct they are responsible or are alleged to be responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by the Seller on behalf of the Company or in connection with

Company Business, the Company or by any other Person for whose conduct they are or may be held responsible; or

(ii)           any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of the Company or any other Person for whose conduct the Seller or the Company is responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facility or the operation of the Company Business prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facility (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from the Facility and was present or suspected to be present on the Facility on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in Section 3.4(c), any other Proceeding with respect to which indemnity may be sought under this Section 3.4(b); provided, however, that Buyer shall obtain the prior written consent of Seller prior to expending any amount in excess of $25,000 on such Cleanup, with such consent not to be unreasonably withheld.

(c)           Notwithstanding the foregoing, but subject to the last sentence of this Section 3.4(c), Seller shall not have any obligation to indemnify Buyer Parties until Buyer Parties have suffered Losses (in the aggregate) in excess of Five Hundred Thousand Dollars ($500,000) (the “Threshold Amount”) and then Seller shall indemnify Buyer Parties for all amounts by which the Losses exceed the Threshold Amount. The aggregate amount of payments made by Seller in satisfaction of Losses shall not exceed 50% of the Purchase Price (the “Cap”). Notwithstanding the foregoing, Losses resulting from a breach of any of paragraph 6 of Exhibit B (relating to Title to the Company Business; Encumbrances; Sufficiency of Assets), paragraph 8 of Exhibit B (relating to Tax Matters), paragraph 11 of Exhibit B (relating to Capitalization; Ownership of Shares; Subsidiaries), paragraph 19 of Exhibit B (relating to Employee Benefits), paragraph 22 of Exhibit B (relating to Environmental Matters) or paragraph 25 of Exhibit B (relating to Intellectual Property; Licenses) shall not be subject to the Cap or Threshold Amount, and Seller shall indemnify Buyer Parties for any such Losses from the first dollar of such Loss up to the amount of the Purchase Price.

(d)           Notwithstanding anything to the contrary in this Agreement, Seller will indemnify and hold harmless the Buyer Parties for any Loss relating to or arising out of the Landes matter described on Schedule 9 of the Disclosure Letter and such matter shall not be subject to the Threshold Amount or the Cap; provided, however, that Seller shall be entitled to retain control of any suits, claims, actions, arbitrations, investigations, or proceedings entered against the Company or Seller relating to such matter.

(e)           The procedures for bringing an indemnity claim are set forth in Exhibit D.

3.5           Indemnification by Buyer.

(a)           Buyer agrees to indemnify and hold Seller and its representatives harmless from and against any Loss incurred by Seller in connection with or alleged to result from the following:

(i)            a breach by Buyer of any representation or warranty made pursuant to Section 3.2 above or otherwise in this Agreement or other document or certificate delivered pursuant to this Agreement or the Transaction Documents; or

(ii)           a breach by Buyer of any of its obligations or covenants contained in this Agreement, any Transaction Document or other document delivered in connection herewith or therewith; or

(iii)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on their behalf) in connection with any of the transactions contemplated herein.

(b)           Buyer shall not have any obligation to indemnify Seller until Seller has suffered Losses (in the aggregate) in excess of the Threshold Amount.

3.6           Time Limitations.

(a)           If the Closing occurs, Seller will have liability (for indemnification and otherwise) with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date, for which a claim may be made at any time prior to the date of expiration of the statue of limitations applicable to such claim; or (ii) a representation or warranty (other than those in Exhibit B paragraphs 6, 8, 11, 19, 22 and 25, as to which a claim may be made at any time prior to the date of expiration of the statue of limitations applicable to the statute, regulation or other authority which gave rise to such Loss), only if, with regards to subsection (ii) of this Section 3.6, on or before the second anniversary of the Closing Date, Buyer notifies Seller in writing of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b)           If the Closing occurs, Buyer will have liability (for indemnification and otherwise) with respect to any breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date, for which a claim may be made at any time prior to the date of expiration of the statue of limitations applicable to such claim; or (ii) a representation or warranty only if on or before the second anniversary of the Closing Date, Seller notifies Buyer in writing of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

(c)           Absent fraud or malicious intent, the sole and exclusive remedies for breach of this Agreement are specified in Section 3.4, Section 3.5, and Section 3.6.

ARTICLE 4
COVENANTS OF SELLER PRIOR TO CLOSING DATE

4.1           Access and Investigation. Between the Effective Date and the Closing Date, Seller will, and will cause the Company and its representatives to, (a) afford Buyer and its officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (collectively, “Buyer’s Advisors”) full and free access to the Company’s personnel, properties, contracts, books and records, and other documents and data pertaining to the Company Business, provided, however, that any such access cannot unreasonably interfere with Company Business, (b) furnish Buyer and Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data pertaining to the Company Business as Buyer may reasonably request, and (c) furnish Buyer and Buyer’s Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

4.2           Regulatory and Other Approvals. Seller will, and will cause the Company to, (a) take all commercially reasonable steps necessary and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain all consents, approvals or actions of, to make all filings with and to give all notices to any Governmental Body or any other Person required of Seller or the Company to consummate the transactions contemplated hereby and by the Transaction Documents, including, without limitation, those described in the Disclosure Letter, (b) provide such other information and communications to such Governmental Body or other Person as Buyer or such Governmental Body or other Person may reasonably request in connection therewith and (c) cooperate with Buyer as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to the appropriate Governmental Body or other Person required of Buyer to consummate the transactions contemplated hereby and by the Transaction Documents. Seller will provide prompt notification to Buyer when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Buyer of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any Governmental Body or other Person regarding any of the transactions contemplated by this Agreement or the Transaction Documents. Seller shall not agree to participate in any meeting with any Governmental Body in respect of any filings, investigation or other inquiry unless it consults with Buyer in advance and, to the extent permitted by such Governmental Body, gives Buyer the opportunity to attend and participate in such meeting.

4.3           Stockholder Meeting; Proxy.

(a)  As promptly as practicable following the Effective Date, the Seller, acting through its Board of Directors, shall, in accordance with Applicable Law and the Seller’s current certificate of incorporation and by-laws:

(i)            duly call, give notice of, convene and hold an annual or special meeting of the Seller’s stockholders for the purposes of obtaining the Stockholder Approval (the “Seller Stockholders Meeting”); and

(ii)           in consultation with Buyer, prepare and file with the SEC a preliminary proxy or information statement relating to this Agreement and obtain and furnish the information required by the SEC to be included in the definitive proxy statement and, after consultation with Buyer, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (together with all amendments, supplements and exhibits thereto, the “Proxy Statement”) to be mailed to the Seller’s stockholders of record at the earliest practicable date; provided that no amendments or supplements to the Proxy Statement shall be made by the Seller without consultation with Buyer. Buyer shall provide the Seller with such information with respect to Buyer and its Affiliates as shall be required to be included in the Proxy Statement.

(b) Without limiting any other provision of this Agreement, whenever any party hereto becomes aware of any event or change which is required to be set forth in an amendment or supplement to the Proxy Statement, such party shall promptly inform the other parties thereof and each of the parties shall cooperate in the preparation, filing with the SEC and (as and to the extent required by applicable federal securities laws) dissemination to the Seller’s stockholders of such amendment or supplement.

4.4           No Solicitations. Subject to Section 7.3, Seller will not take, nor will it permit the Company, or any Affiliate of Seller or the Company (or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Seller, the Company or any such Affiliate) to take, directly or indirectly, any action to initiate, assist, solicit, receive, negotiate, encourage or accept any offer or inquiry from any Person (a) to engage in any Business Combination with the Company, (b) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, binding, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Business Combination with the Company or (c) to furnish or cause to be furnished any information with respect to the Company to any Person (other than as contemplated by Section 4.1) who Seller, the Company, or such Affiliate (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Business Combination with the Company. If Seller, the Company or any such Affiliate (or any such Person acting for or on their behalf) receives from any Person (other than Buyer or any other Person referred to in Section 4.1) any offer, inquiry or informational request referred to above, Seller will promptly advise such Person, by written notice, of the terms of this Section 4.4, and will promptly, orally and in writing, advise Buyer of such offer, inquiry or request and delivery of a copy of such notice to Buyer.

4.5           Conduct of Business. Seller will cause the Company to conduct the Company Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, Seller will:

(a)           cause the Company to use commercially reasonable efforts to (i) preserve intact the present business organization and reputation of the Company and the Company Business, (ii) keep available (subject to dismissals and retirements in the ordinary course of business consistent with past practice) the services of the present officers, employees and consultants of the Company, (iii) maintain the assets and properties of the Company Business in good working order and condition, ordinary wear and tear excepted, (iv) maintain the good will of customers, suppliers, lenders and other Persons to whom the Company sells goods or provides services or with whom the Company otherwise has significant business relationships, (v) continue all current sales, marketing and promotional activities relating to the Company Business, (vi) confer with Buyer concerning operational matters of a material nature involving the Company Business, (vii) maintain the Intellectual Property Assets in the ordinary course of Company Business, and (viii) otherwise periodically report to Buyer concerning the status of the business, operations and finances of the Company and the Company Business;

(b)           except to the extent required by Applicable Law, (i) cause the books and records to be maintained in the usual, regular and ordinary manner consistent with past practice, (ii) not permit any material change in (A) any pricing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy of the Company pertaining to the Company Business, or (B) any method of calculating any bad debt, contingency or other reserve of the Company for accounting, financial reporting or Tax purposes and (iii) not permit any change in the fiscal year of the Company;

(c)           (i) use, and will cause the Company to use, commercially reasonable efforts to maintain in full force and effect until the Closing substantially the same levels of insurance coverage relating to the Company Business and (ii) cause any and all benefits paid or payable (whether before or after the date of this Agreement) with respect to the Company Business, employees or assets and properties of the Company and the Company Business to be paid to the Company; and

(d)           cause the Company to comply, in all material respects, with all Applicable Laws and orders applicable to the Company Business and promptly following receipt thereof to give Buyer copies of any notice received from any Governmental Body, or other Person alleging any violation of any such law or order.

4.6           Employee Matters. Except as may be required by Applicable Law, Seller will refrain, and will cause the Company to refrain, from directly or indirectly:

(a)           making any representation or promise, oral or written, to any officer, employee or consultant of the Company concerning any Employee Plan, except for the statements as to the rights or accrued benefits of any officer, employee or consultant under the terms of any Employee Plan;

(b)           making any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company whose annual salary is or, after giving effect to such change, would be $75,000 or more without the prior written consent of Buyer;

(c)           adopting, entering into or becoming bound by any Employee Plan, employment-related contract or collective bargaining agreement covering employees or consultants of the Company, or amending, modifying or terminating (partially or completely) any Employee Plan, employment-related contract or collective bargaining agreement impacting employees or consultants of the Company, except to the extent required by Applicable Law and, in the event compliance with legal requirements presents options, only to the extent that the options which the Company reasonably believes to be the least costly is chosen; or

(d)           establishing or modifying any (i) targets, goals, pools or similar provisions in respect of any fiscal year under any Employee Plan, employment-related contract or other employee compensation arrangement covering employees or consultants of the Company or (ii) salary ranges, increase guidelines or similar provisions in respect of any Employee Plan, employment-related contract or other employee compensation arrangement covering employees or consultants of the Company.

Seller will cause the Company to administer each Employee Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other Applicable Laws. Seller will promptly notify Buyer in writing of each receipt by Seller or the Company (and furnish Buyer with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other Person involving any Employee Plan.

4.7           Certain Restrictions. Seller will cause the Company to refrain from:

(a)           amending its certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution;

(b)           authorizing, issuing, selling or otherwise disposing of any shares of capital stock of or any options with respect to the Company, or modifying or amending any right of any holder of outstanding shares of capital stock of or options with respect to the Company;

(c)           declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company except in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of or any options with respect to the Company;

(d)           acquiring or disposing of, or incurring any Encumbrance (other than a Permitted Encumbrance) on, any assets and properties of the Company Business having a fair market value, individually or in the aggregate, in excess of $25,000, except with respect to the disposition of inventory in the ordinary course of business;

(e)           (i) except in the ordinary course of business and consistent with past practice or as may be required to consummate the transactions contemplated by this Agreement, entering into, amending, modifying, terminating (partially or completely), granting any waiver under or giving any consent with respect to (A) any contract that would, if in existence on the date of this Agreement, be required to be disclosed in the Disclosure Letter or (B) any license, provided, however, that Seller and Company must consult with Buyer before taking any definitive action with respect to any of the matters described in Section 4.7(e)(i)(A) or Section 4.7(e)(i)(B), or (ii) granting any irrevocable powers of attorney;

(f)            violating, breaching or defaulting under, or taking or failing to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any license held or used by the Company or used in the Company Business or any contract to which the Company is a party or by which any of the assets and properties of the Company Business are bound;

(g)           (i) incurring indebtedness in an aggregate principal amount exceeding $10,000 (net of any amounts of indebtedness discharged during such period), or (ii) other than as required in connection with the transactions contemplated hereby, purchasing, canceling, prepaying or otherwise providing for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Company under, any indebtedness owing to the Company;

(h)           engaging with any Person in any Business Combination, except as permitted by Section 7.3;

(i)            making capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an aggregate amount exceeding $50,000;

(j)            making any material change in the Company Business;

(k)           writing off or writing down any of its assets and properties relating to the Company Business outside the ordinary course of business consistent with past practice; or

(l)            entering into any contract to do or engage in any of the foregoing.

4.8           Affiliate Transactions. Except as set forth in the Disclosure Letter, immediately prior to the Closing, all indebtedness and other amounts owing under contracts between Seller, any officer, director, Affiliate (other than the Company) on the one hand, and the Company, on the other, will be paid in full, and Seller will terminate and will cause any such officer, director, or Affiliate to terminate each such contract with the Company. Except as may be required in connection with the transactions contemplated by this Agreement, prior to the Closing, the Company will not enter into any contract or amend or modify any existing contract, and will not engage in any transaction outside the ordinary course of business consistent with past practice or not on an arm’s-length basis (other than pursuant to contracts disclosed pursuant to the Disclosure Letter), with Seller or any such officer, director, or Affiliate.

4.9           Books and Records. On the Closing Date, Seller will deliver or make available to Buyer at the offices of the Company all of the books and records pertaining to the Company

Business, and if at any time after the Closing, Seller discovers in its possession or under its control any other books and records pertaining to the Company Business, it will forthwith deliver such books and records to Buyer.

4.10         Notice and Cure. Seller will notify Buyer in writing (where appropriate, through updates to the Disclosure Letter) of, and contemporaneously will provide Buyer with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Seller, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Seller or the Company under this Agreement to be breached or that renders or will render untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Seller also will notify Buyer in writing (where appropriate, through updates to the Disclosure Letter) of, and will use all commercially reasonable efforts to cure, before the Closing, any violation or breach, as soon as practicable after it becomes known to Seller, of any representation, warranty, covenant or agreement made by Seller in this Agreement, whether occurring or arising before, on or after the date of this Agreement. No notice given pursuant to this Section 4.10 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Buyer’s right to seek indemnity under Article 3.

4.11         Fulfillment of Conditions. Seller will execute and deliver at the Closing each Transaction Document that Seller is required hereby to execute and deliver as a condition to the Closing, will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Buyer contained in this Agreement and will not, and will not permit the Company to take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

4.12         Best Efforts. Subject to Section 7.3, between the Effective Date and the Closing Date, Seller will use its reasonable best efforts to cause the conditions in Article 2 to be satisfied.

4.13         Employee Stock Purchase Plan. Pursuant to Section 8.3 of the Seller’s Employee Stock Purchase Plan (the “ESPP”), because the Company will no longer be a subsidiary or affiliate of Seller, Company employees will not be eligible to participate in the ESPP on and after the Closing Date. Accordingly, Seller will return to the employees of the Company who participated in the ESPP at any time prior to the Closing Date all funds that such participating employees contributed prior to the Closing Date to the ESPP to the extent that such funds were not used as of the Closing Date to purchase shares of common stock of Seller. Seller shall return such funds to such employees as soon as administratively practicable through its existing payroll processes. Seller covenants and agrees that by purchasing the Shares, Buyer is not assuming any obligations under the ESPP.

ARTICLE 5

COVENANTS OF BUYER PRIOR TO CLOSING DATE

5.1           Approvals of Governmental Bodies. As promptly as practicable after the Effective Date, Buyer will, and will cause each of its Related Persons to, (a) make all filings required by legal requirements to be made by them to consummate the transactions contemplated hereunder. Buyer will cooperate with Seller with respect to all filings that Seller is required by legal requirements to make in connection with the transactions contemplated hereunder, and (b) cooperate with Seller in obtaining all consents identified in the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

5.2           Best Efforts. Except as set forth in the proviso to Section 5.1, between the Effective Date and the Closing Date, Buyer will use its reasonable best efforts to cause the conditions in Article 2 to be satisfied.

ARTICLE 6
TAX MATTERS

6.1           Tax Indemnification.

(a)           Seller shall be liabile to Buyer for, and shall indemnify and hold Buyer and the Company harmless from and against, any and all Taxes due or payable by the Company or imposed on the Company for any Pre-Closing Tax Period, (as defined below) and any Straddle Period, (as defined below) except to the extent that accruals for such Taxes are reflected in the Closing Balance Sheet.

(b)           In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Income Taxes for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”) shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.2           Responsibility for Filing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date other than Income Tax Returns with respect to periods for which a consolidated, unitary or combined Income Tax Return of Seller will include the operations of the Company. Buyer shall permit Seller to review and comment on each such Income Tax Return described in the preceding sentence prior to filing and shall make revisions to such Income Tax Returns as are reasonably requested by Seller. Seller shall permit Buyer to review and comment on each consolidated, unitary or combined Income Tax Return filed by the Company after the Closing

Date with respect to the Pre-Closing Period, but only to the extent such consolidated, unitary, or combined Income Tax Return applies to the Company. Seller shall reimburse Buyer for Taxes of the Company with respect to the Pre-Closing Tax Period within fifteen (15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes were not reflected as a liability in determining the Purchase Price pursuant to Section 1.2 of this Agreement.

6.3           Refunds and Tax Benefits. Any Tax refunds that are received by Buyer or the Company, and any amounts credited against Taxes to which Buyer or the Company become entitled, that relate to the Pre-Closing Tax Period shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Buyer or the Company of any amount accrued on the Closing Balance Sheet, Buyer shall pay such amount to Seller within 15 days after receipt or entitlement thereto. Notwithstanding the foregoing, Seller shall not be entitled to any refund, or portion thereof, if such refund, or portion thereof, (i) is the result of the carryback of any operating losses, net operating losses, capital losses, Tax credits or similar items arising in a taxable period (or portion thereof) beginning after the Closing Date, or (ii) is taken into account in determining the Purchase Price pursuant to Section 1.2 of this Agreement. To the extent any refund from one jurisdiction is treated as income to another jurisdiction, any Tax owed to such other jurisdiction on account of such refund shall reduce the amount paid to the Seller under this Section 6.3.

6.4           Contests.

(a)           After the Closing, Buyer shall promptly notify the Seller in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of Buyer or the Company which, if determined adversely to the Company, would be grounds for indemnification under this Agreement.

(b)           In the case of an audit or administrative or judicial proceeding that relates to taxable periods ending on or before the date of the Closing, the Seller shall have the right at its expense to participate in and control the conduct of such audit or proceeding; Buyer also may participate in any such audit or proceeding and, if the Seller does not assume the defense of any such audit or proceeding, Buyer may defend the same in such manner as it may deem appropriate, including settling such audit or proceeding after five days prior written notice to the Seller setting forth the terms and conditions of settlement; provided, however, if Buyer gives notice to Seller of the commencement of any audit or administrative or judicial proceedings and the Seller does not, within twenty (20) business days, after Buyer’s notice is given to Seller, give notice to Buyer or Company, as applicable, of its election to assume the defense thereof, then the Seller shall be bound by any determination made in such audit or administrative or judicial proceeding or any compromise or settlement thereof effected by Buyer. The failure of Buyer to give reasonably prompt notice of any audit or administrative or judicial proceeding shall not release, waive or otherwise affect Seller’s obligations with respect thereto except to the extent that the Seller can demonstrate actual loss as a result of such failure. In the event that issues relating to a potential adjustment are required to be contested in the same audit or proceeding as separate issues relating to a potential adjustment for which Buyer would be liable, Buyer shall have the right, at its expense, to control the audit or proceeding with respect to the latter issues.

(c)           With respect to issues relating to a potential adjustment for which both the Seller and Buyer or the Company could be liable, (i) both the Seller and Buyer may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods; provided, however, neither Buyer nor the Seller shall enter into any compromise or agree to settle any such matter without the written consent of the other party, which consent may not be unreasonably withheld. The principle set forth in this Section 6.4(c) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article 6 by Buyer and the Seller; provided, however, neither Buyer nor Seller shall enter into any compromise or agree to settle any such matter without the written consent of the other party, which consent may not be unreasonably withheld.

(d)           With respect to any audit or administrative or judicial proceeding for a taxable period that begins before the Closing Date, neither Buyer nor the Seller shall enter into any compromise or agree to settle any claim pursuant to such audit or proceeding which would adversely affect the other party for such taxable period or a subsequent taxable period without the written consent of the other party, which consent may not be unreasonably withheld. Buyer and the Seller agree to cooperate, and Buyer agrees to cause the Company to cooperate, in the defense against or compromise of any claim in any such audit or proceeding.

6.5           Cooperation on Tax Matters.

(a)           Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(b)           Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

6.6           Tax Sharing Agreements. All Tax sharing agreements or similar agreements with respect to or involving the Company shall be either terminated or amended as of the Closing Date so that, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

6.7           Tax Treatment of Indemnification Payments. Buyer and Seller agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by Applicable Law.

6.8           Section 338(h)(10) Election. Buyer and Seller shall join in making an election under Code §338(h)(10) (and any corresponding elections under state, local, or foreign tax law) (collectively a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Company hereunder. Buyer shall prepare an allocation of the applicable portion of the Purchase Price (and all other capitalized costs), to be jointly updated by Buyer and Seller for any adjustments to the Purchase Price pursuant to Sections 1.2 and 1.3, among the assets of the Company in accordance with Section 338(h)(10) of the Code and Treasury Regulations thereunder (and any similar provision of state, local or non-U.S. law, as appropriate). Buyer shall deliver its proposed allocation to Seller in writing within thirty (30) days following the final determination of the Closing Date Purchase Price pursuant to Section 1.2 (but in no event later than four (4) months following the Closing Date) and, to the extent that the Seller does not agree with such proposed allocations, it shall so notify Buyer in writing within thirty (30) days of receipt of the proposed allocations. Seller and Buyer shall in good faith cooperate with the other to resolve any issues with Buyer’s proposed allocations; provided, however, that if Seller and Buyer are unable to agree on the proposed allocations within twenty (20) days after the Seller’s delivery of its notice of disagreement with such proposed allocations, then resolution of any such disagreement shall be determined by a nationally recognized accounting firm agreeable to both Seller and Buyer and the determination by such accounting firm shall be binding on Buyer and Seller. If the parties elect to make a Section 338(h)(10) Election, Buyer, Seller the Company and their Related Persons and Affiliates shall report, act and file Tax Returns (including, but not limited to IRS Form 8023 and 8883) in all respects and for all purposes consistent with the allocation finally determined pursuant to this Section 6.8. If the parties elect to make a Section 338(h)(10) Election, none of Buyer, Seller, the Company nor their Related Persons and Affiliates shall take any position (whether in audits, Tax Returns, or otherwise) which is inconsistent with such final allocation unless required to do so by law.

ARTICLE 7
TERMINATION; ADDITIONAL AGREEMENTS

7.1           Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after Stockholder Approval:

(a)           by mutual written consent of Buyer and Seller; or

(b)           by either Buyer or Seller by giving written notice to the other party if the other party breaches any of its covenants contained in this Agreement and, if the breach is curable, the breach is not cured within ten (10) business days after such notice; or

(c)           by either Buyer or Seller by giving written notice to the other party if the other party breaches any of its representations or warranties contained in this Agreement that would result in a Material Adverse Effect and, if the breach is curable, the breach is not cured within ten (10) business days after such notice; or

(d)           by either Buyer or Seller if the Closing does not occur on or before October 31, 2006 (except that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to the non-occurrence of the Closing is primarily attributable to that party or to any affiliated party); or

(e)           by Buyer if any of the conditions in Section 2.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or by Seller if any of the conditions in Section 2.3 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

(f)            by Seller if Seller receives a Superior Proposal pursuant to Section 7.3; or

(g)           by Seller if Seller does not receive Stockholder Approval.

7.2           Effect of Termination. Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 7.13 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

7.3           Fiduciary Duties.

(a)           Notwithstanding anything in this Agreement to the contrary, Seller may, in response to a bona fide unsolicited proposal that constitutes an Acquisition Proposal, participate in discussions or negotiations with, or furnish or disclose any non-public information to, any Person that makes such Acquisition Proposal if (i) Seller reasonably determines in good faith that such Acquisition Proposal is, or may reasonably be expected to lead to, a Superior Proposal, (ii) Seller shall have provided prompt notice to the Buyer of its intent to take such action, the identity of the Person making the Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and (iii) Seller received from such Person an executed confidentiality agreement in reasonably customary form. If such an Acquisition Proposal results in a Superior Proposal, Seller may terminate this Agreement pursuant to Section 7.1; provided, however, that if Seller terminates this Agreement as a result of a Superior Proposal, Seller shall reimburse Buyer for all of its costs and expenses up to $750,000 incurred in connection with this Agreement and the transactions contemplated hereby.

(b)           Nothing in this Agreement shall prohibit the Seller from making any disclosure to Seller’s stockholders as, in the good faith judgment of Seller’s Board of Directors, is required under Applicable Law or where the failure to make such disclosure is reasonably likely to cause the members of the Board of Directors of the Seller to violate their fiduciary duties.

7.4           Books and Records; Post Closing. The parties will make reasonably available to one another any records or documents that they maintain with respect to the Company or the Company Business for purposes of compliance with applicable laws or in defending any third-party litigation arising in respect of this Agreement. Seller will make available to Buyer, at Buyer’s request and expense, all books and records of Seller relating to the Company Business which are reasonably necessary with respect to Buyer’s ongoing operations for inspection or copying by Buyer at any reasonable time for a five (5) year period after the Closing Date. Buyer will make available to Seller, at Seller’s request and expense, all books and records of Buyer relating to the Company Business which are reasonably necessary with respect to any governmental investigation or third-party litigation or claim for inspection or copying by Seller at any reasonable time for a five (5) year period after the Closing Date.

7.5           Use of Business Name. After the Closing, the Buyer will not, directly or indirectly, use or do business, or allow any Affiliate to use or do business, or assist any third party in using or doing business, under or using the name containing or similar to the word “Zila”; provided, however, that (a) Buyer shall have 30 days following the Closing Date to change the Company’s name to remove the word “Zila” and provide Seller with evidence of such change and (b) Buyer shall have the right to sell the Company’s inventory and all packaging materials existing as of the Closing. Buyer must use its commercially reasonable best efforts to dispose of any such inventory and packaging materials as soon as is commercially practicable after the Closing Date.

7.6           Transaction Expenses. Subject to Section 7.3(a), Seller shall be responsible for all of the legal fees and expenses relating to the proposed transactions incurred by Seller or the Company. Buyer shall be responsible for all of the legal fees and expenses relating to the proposed transaction incurred by Buyer.

7.7           Notices. All notices, and other communications hereunder will be in writing and deemed to have been given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), (iii) sent by email, or (iv) when actually received by the addressee, in each case to the following:

If to Buyer:	NBTY, Inc.
90 Orville Drive Bohemia, NY 11716 Phone: 631-218-2020 Fax No.: 631-567-7148 Attention: President

With a copy to:	Edwards Angell Palmer & Dodge LLP
2800 Financial Plaza Providence RI, 02903 Phone: 401-276-6658 Fax No.: 401-276-6611 Attn.: Susan A. Keller, Esq.

If to Seller:	Zila, Inc.
5227 N. 7th Street Phoenix, AZ 84014 Phone: (602) 266-6700 Fax No.: (602) 234-2264 Attn: Gary V. Klinefelter

With a copy to:	Snell & Wilmer L.L.P.
400 East Van Buren Street
Phoenix, AZ 85004
Phone: (602) 382-6381
Fax No.: (602) 382-6070
Attn: Michael M. Donahey, Esq.

7.8           Governing Law. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Arizona, including, without limitation, its laws regarding choice of law.

7.9           Assignment. This Agreement will not be assigned by operation of law or otherwise, except that Buyer may assign all or any portion of its rights under this Agreement to any of its wholly-owned subsidiaries, but no such assignment will relieve Buyer of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation or entity with or into which Buyer may be merged or consolidated or to which Buyer transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Buyer hereunder.

7.10         Intent to be Binding: Entire Agreement. The Disclosure Letter, the Transaction Documents and Exhibits referred to herein are incorporated herein by this reference as if fully set forth in the text of this Agreement. This Agreement may be executed in any number of counterparts, and each counterpart constitutes an original instrument, but all such separate counterparts constitute one and the same agreement. This Agreement (including the Disclosure Letter) and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties other than those set forth or referred to herein. This Agreement may not be amended except by an instrument in writing approved by Buyer and Seller. If any term, provision, covenant, or restriction of this Agreement is held by a court to be invalid or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement will remain in full force and effect and will in no way be affected or invalidated and the court will modify this Agreement or, in the absence thereof, the parties agree to negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

7.11         Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The rights and remedies of the parties to this Agreement are cumulated and not alternative. The failure of any party at any time to require performance of any provisions hereof will, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

7.12         Jurisdiction. Any Proceeding arising out of or relating to this Agreement, the Transaction Documents or any transaction contemplated hereunder or thereunder may be brought in the courts of the State of Delaware and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement, the Transaction Documents or any transaction contemplated hereunder or thereunder in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

7.13         Confidentiality. The terms of the mutual nondisclosure agreement dated as of March 30, 2006 (the “Confidentiality Agreement”) between Seller and Buyer are hereby incorporated herein by reference and shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of Buyer under this Section 7.13 shall terminate.

7.14         Public Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

7.15         Third Party Beneficiaries. Except as specifically provided in Article 7 of this Agreement, neither this Agreement nor the transactions contemplated hereby is intended to, and none of them shall, create any rights in any other person other than the parties to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement on the date first written above by their duly authorized officers.

“Buyer”

NBTY, INC., a Delaware corporation

By:	/s/ Irene Fisher
Name:	Irene Fisher
Title:	General Counsel

“Seller”

ZILA, INC., a Delaware corporation

By:	/s/ Gary K. Klinefelter
Name:	Gary K. Klinefelter
Title:	Vice-President, General Counsel & Secretary

[Signature Page to Stock Purchase Agreement]

EXHIBIT A

DEFINITIONS

For purposes of this Agreement, the Disclosure Letter and Exhibits thereto, the following terms have the following meanings.

“AAA Rules” has the meaning set forth in Section 1.2(d).

“Accounts Receivable” has the meaning set forth in paragraph 13 of Exhibit B.

“Acquisition Proposal” means (i) any proposal or offer from any Person relating to any direct or indirect acquisition of all or substantially all of the assets, or all of the shares of capital stock, of the Company, taken as a whole or (ii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by the Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Agreement” has the meaning set forth in the preface of this Agreement.

“Applicable Laws” means all laws, regulations, ordinances and other restrictions of foreign, federal, state, and local governments and agencies regulating or otherwise affecting Seller, the Company or the Company Business, including, without limitation, employee health and safety, the discharge of pollutants or wastes, and employee benefit plans.

“Arbitrating Accountant” has the meaning set forth in Section 1.2(d).

“Business Combination” means any merger, consolidation or combination to which the Company is a party, any sale, dividend, split or other disposition of capital stock or other equity interest of the Company or any sale, dividend or other disposition of all or substantially all of the assets and properties of the Company.

“Buyer” has the meaning set forth in the preface of this Agreement.

“Buyer Parties” has the meaning set forth in Section 3.4.

“Buyer’s Advisors” has the meaning set forth in Section 4.1.

“Cap” has the meaning set forth in Section 3.4(c).

“Capital Leases” means (a) that certain Commercial Master Lease Agreement No. 834867, effective as of January 25, 2006, by and between the Company and Trinity, A Division of Bank of the West; (b) that certain Master Lease Agreement, effective March 5, 2003, by and between the Company and General Electric Capital Corporation; and (c) that certain Master Lease Agreement, dated as of October 30, 2003, by and between the Company and Agilent Financial Services, Inc.

“Cleanup” has the meaning set forth within the definition of Environmental, Health, and Safety Liabilities.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Date Balance Sheet” has the meaning set forth in Section 1.2(b).

“Closing Date Working Capital Statement” has the meaning set forth in Section 1.2(c).

“Closing Date Purchase Price” has the meaning set forth in Section 1.2(a).

“Closing Working Capital” means the current assets of the Company as of the Closing Date (excluding all prepaid insurance amounts and similar amounts) less all current liabilities (including without limitation the current portion of the Capital Leases) of the Company as of the Closing Date, determined on a basis consistent with the Financial Statements, which, in each case were prepared in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986 as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company” has the meaning set forth in the recitals.

“Company Business” has the meaning set forth in the recitals.

“Confidentiality Agreement” has the meaning set forth in Section 7.13.

“Contingent Purchase Price” has the meaning set forth in Section 1.2(a).

“Copyright” has the meaning set forth in paragraph 25(a) of Exhibit B.

“Disclosure Letter” has the meaning set forth in Section 3.1.

“Earn Out Closing Statement” has the meaning set forth in Section 1.3(a).

“EBITDA” shall mean, for any time period with respect to the Company Business, an amount equal to the sum of each of the following, in each case for such period, as determined in accordance with GAAP: (a) net income (or net loss), excluding the aggregate amount of all non-cash losses reducing such net income, plus (b) interest expense, plus (c) depreciation, plus (d) amortization, plus (e) income taxes paid or accrued.

“EBITDA Target” has the meaning set forth in Section 1.3.

“Effective Date” has the meaning set forth in the preface of this Agreement.

“Employee Plans” has the meaning set forth in paragraph 19(a) of Exhibit B.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Properties” has the meaning set forth in paragraph 22 of Exhibit B.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law including, without limitation, the following:

(a)                                  any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safely and health, and regulation of chemical substances or products); or

(b)                                 fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; or

(c)                                  financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)                                 any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Environmental Law” means any legal requirement that requires or relates to:

(a)                                  advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; or

(b)                                 preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; or

(c)                                  reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; or

(d)                                 protecting resources, species, or ecological amenities; or

(e)                                  reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; or

(f)                                    cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(g)                                 making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” has the meaning set forth in paragraph 19(a) of Exhibit B.

“ESPP” has the meaning set forth in Section 4.13.

“FFDC Act” shall have the meaning set forth in paragraph 14 of Exhibit B.

“Facility” means any real property, leaseholds, or other real property interests currently owned or operated by the Company and any buildings, plants or structures currently owned or operated by the Company.

“Financial Statements” has the meaning set forth in paragraph 5 of Exhibit B.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared and have been prepared in the past.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any legal requirement.

“Governmental Body” means any:

(i)                                     nation, state, county, city, town, village, district, or other jurisdiction of any nature; or

(ii)                                  federal, state, local, municipal, foreign, or other government; or

(iii)                               governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(iv)                              multi-national organization or body; or

(v)                                 body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facility or any part thereof into the Environment.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indemnified Party” has the meaning set forth in Exhibit D.

“Indemnifying Party” has the meaning set forth in Exhibit D.

“Intellectual Property Assets” has the meaning set forth in paragraph 25(a) of Exhibit B.

“IRS” means the United States Internal Revenue Service or any successor agency, and to the extent relevant, the United States Department of the Treasury.

“Knowledge” An individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could reasonably be expected to become aware of such fact or other matter within the normal scope of such individual’s responsibilities with the Company, Seller or Buyer, as applicable, which scope includes due inquiry relative to such individual’s responsibilities.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving or who has within the last two years served as a director, executive officer, partner, executor, attorney (but only with respect to the matters set forth in paragraph 25 of Exhibit B) or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Loss” or “Losses” means any and all claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (including incidental and consequential damages).

“Marks” has the meaning set forth in paragraph 25(a) of Exhibit B.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the results of operations or the financial condition of the Company Business, taken as a whole, including without limitation any insolvency or similar filing by the Seller; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect arising from or relating to (1) general business or economic conditions affecting the industry in which the Company Business operates, including such conditions related to the Company Business unless the Company Business is disproportionately affected by such changes, (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) changes in United States generally accepted accounting principles, unless the Company Business is disproportionably affected by such changes, (5) changes in laws, rules, regulations, orders, or other binding directives issued by any governmental entity, unless the Company Business is disproportionately affected by such changes or (6) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby; (b) any existing event, occurrence, or circumstance that is set forth in the Disclosure Letter, but only to the extent of such disclosure, it being understood and agreed that a material adverse change beyond what is set forth in the Disclosure Letter may constitute either alone or in combination, a Material Adverse Effect or Material Adverse Change; and (c) any adverse change in or effect on the Company Business that is cured by Seller or the Company before the Closing Date.

“Material Contract” has the meaning set forth in paragraph 7 of Exhibit B.

“Measurement Period” has the meaning set forth in Section 1.3(a).

“Notice of Objection” has the meaning set forth in Section 1.2(d).

“Occupational Safety and Health Law” means any legal requirement designed to provide safe and healthy working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthy working conditions.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Patent” has the meaning set forth in paragraph 25(a) of Exhibit B.

“Permitted Encumbrances” has the meaning set forth in paragraph 6 of Exhibit B.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.1(b).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Products” has the meaning set forth in the recitals.

“Proprietary Rights Agreement” has the meaning set forth in paragraph 23(b) of Exhibit B.

“Proxy Statement” has the meaning set forth in Section 4.3.

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Related Person” (a) with respect to a particular individual:

(i)                                     each other member of such individual’s Family (as defined below);

(ii)                                  any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;

(iii)                               any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest (as defined below); and

(iv)                              any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

(b)                                 With respect to a specified Person other than an individual, an Affiliate.

For purposes of this definition, (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Rights in Mask Work” has the meaning set forth in paragraph 25(a) of Exhibit B.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 6.8.

“Securities Act” means the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” has the meaning set forth in the preface of this Agreement.

“Seller Stockholders Meeting” has the meaning set forth in Section 4.3.

“Shares” has the meaning set forth in the recitals.

“Stockholder Approval” means the affirmative vote of the holders of outstanding shares of the capital stock, and all option and warrant holders, if any, of Seller necessary for the approval of the transactions contemplated by this Agreement and the Transaction Documents.

“Straddle Period” has the meaning set forth in Section 6.1(b).

“Superior Proposal” means any Acquisition Proposal that the Seller’s Board of Directors determines, in its good faith judgment, to be more favorable to the Seller’s stockholders than the transactions completed by this Agreement.

“Target Working Capital” shall mean $6,852,171 as set forth in the Financial Statements dated February 28, 2006.

“Tax” any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other contract or as a successor or a transferee or pursuant to Treas. Reg. Sec. 1.1502-6.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax.

“Threshold Amount” has the meaning set forth in Section 3.4(c).

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Trade Secrets” has the meaning set forth in paragraph 25(a) of Exhibit B.

“Transaction Documents” shall mean that certain non-compete agreement with Seller and the Buyer dated as of the Closing Date, substantially in the form of Exhibit G hereto.

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EXHIBIT B

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller represents and warrants to Buyer, as of the date hereof, or if a representation or warranty is made as of a specific date as of such date and as of the Closing Date, as follows:

1.                                       Organization; Qualification.

(a)                                  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Arizona, and has full corporate power and authority to own and operate its properties and to carry on its business (including the Company Business) and to perform all of its obligations under this Agreement and under the Transaction Documents. The Disclosure Letter lists all lines of business in which the Company is participating or engaged. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction specified in the Disclosure Letter, which are the only jurisdictions in which either the ownership or use of the properties owned or used by the Company, or the nature of the activities conducted by it, requires such qualification. The name of each director and officer of the Company on the date hereof and the position with the Company held by each, are listed in the Disclosure Letter.

(b)                                 Seller has delivered to Buyer true and complete copies of the incorporation documents of the Company, as in effect on the date hereof.

2.                                       Authority Relative to this Agreement. The Seller has the requisite corporate power and authority to enter into this Agreement and the Transaction Documents and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby including, without limitation, to own, hold, sell and transfer (pursuant to the Agreement) the Shares. The execution and delivery of this Agreement and the Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors and stockholders of Seller, and no other proceedings on the part of Seller or its stockholders are necessary. This Agreement and the Transaction Documents have been duly and validly executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against the Seller in accordance with their respective terms.

3.                                       No Conflicts. Neither the Seller nor the Company is subject to, or obligated under, any provision of (a) their Certificate or Articles of Incorporation, Bylaws, or other organizational documents, (b) except as set forth in the Disclosure Letter, any agreement, arrangement, or understanding, (c) any license, franchise, or permit, or (d) any Applicable Law that would be breached, defaulted (with or without notice or lapse of time or both) or violated or in conflict with, or in respect of which a right of termination or acceleration or any other right would arise, or pursuant to which any Encumbrance on any of the Company Business or

Company assets would be created, by its execution, delivery, and performance of this Agreement or the Transaction Documents and the consummation by either of them of the transactions contemplated hereby or thereby.

4.                                        No Consents. Except (a) as set forth in the Disclosure Letter, (b) for the filing with the SEC of the Proxy Statement in definitive form, and other filings required under, and in compliance with the applicable requirements of, the Exchange Act, and (c) with respect to the Stockholder Approval, no authorization, notice, consent, action or approval of, or filing with, any Governmental Body or any Person is necessary on the part of Seller or Company for the execution, delivery and performance of this Agreement and the Transaction Documents or the consummation by Seller of the transactions contemplated by this Agreement or the Transaction Documents.

5.                                       Financial Statements. The unaudited balance sheet, income statement, statement of cash flows and statement of stockholders equity of the Company as of and for the years ended July 31, 2005, 2004 and 2003 and as of and for the nine (9) months ended April 30, 2006 (collectively, the “Financial Statements”) are attached to the Disclosure Letter. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position of the Company as of the dates thereof and the results of its operations, changes in stockholder’s equity and cash flow for the periods then ended; provided, however, that such interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. The Financial Statements were compiled from books and records of the Company regularly maintained by management and used to prepare financial statements of the Company in accordance with principles stated therein. The Company has maintained the books and records in a manner sufficient to permit the preparation of financial statements in accordance with GAAP, such books and records fairly reflect, in all material respects, the income, expenses, assets and liabilities of the Company and the books and records provided a fair and accurate basis for the preparation of the Financial Statements.

6.                                       Title to the Company Business; Encumbrances; Sufficiency of Assets. Except as set forth in the Disclosure Letter, the Company is in possession of and has good and marketable title to, or has a valid leasehold interest in or valid rights under a contract to use, and owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, whether located in any Facility or otherwise, that are used in or are necessary for the conduct of the Company Business, as historically conducted, reflected as owned in the books and records of the Company, including all of the properties and assets reflected in the Financial Statements. All properties and assets reflected in the Financial Statements are free and clear of all Encumbrances, except for: (a) Encumbrances for current taxes not yet due, and (b) with respect to real property, except as set forth on the Disclosure Letter, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto (collectively, the “Permitted Encumbrances”).

7.                                       Contracts; No Defaults.

(a)                                  The Disclosure Letter sets forth a listing (including names of parties and date of agreement) of all contracts, agreements and other verbal arrangements to which the Company is a party or the Seller is a party and the agreement or arrangement relates to the Company Business and the performance of which will involve consideration in excess of $50,000 or cannot be terminated on 60 days or less notice (each, a “Material Contract”). Material Contracts shall include all distribution agreements, license agreements, partnership, joint venture, shareholder and non-compete agreements with the Company and a third party or with the Seller and a third party relating to the Company Business. Seller has delivered to Buyer a correct and complete copy of each Material Contract listed in the Disclosure Letter.

(b)                                 Except as set forth in the Disclosure Letter:

(i)                                     Seller has not acquired any rights under, and Seller has not become subject to any obligation or liability under, any Material Contract that relates to the Company Business, or any of the assets owned or used by, the Company; and

(ii)                                  No officer, director, agent, employee, consultant, or contractor of the Company is bound by any Material Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the Company Business, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery or any other asset of the Company.

(c)                                  Except as set forth in the Disclosure Letter, each Material Contract identified or required to be identified in the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

(d)                                 Except as set forth in the Disclosure Letter:

(i)                                     the Seller and the Company are, and at all times since August 1, 2002 have been, in full compliance with all applicable terms and requirements of each Material Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets owned or used by the Company is or was bound;

(ii)                                  each other Person that has or had any obligation or liability under any Material Contract under which the Company has or had any rights is, and at times since August 1, 2002 has been, in full compliance with all applicable terms and requirement of such Material Contract;

(iii)                               no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

(iv)                              the Company has not given to or received from any other Person, in writing at any time since December 1, 2004, any written notice regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(e)                                  The Company is not renegotiating and has not been requested by any Person to renegotiate any material amounts paid or payable to the Company under any current Material Contracts and no such Person has made written demand for such renegotiation.

(f)                                    The contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into by the Company in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any legal requirement.

(g)                                 The Company has no obligations under or with respect to the ESPP.

8.                                       Tax Matters. Except as set forth in the Disclosure Letter:

(a)                                  The Company has timely filed all Tax Returns required to be filed on or before the date hereof and the Closing Date. The Company has paid all Taxes owed (whether or not shown, or required to be shown, on Tax Returns) on or before the date hereof and the Closing Date. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. All Tax Returns filed by the Company were complete and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and any other information required to be shown thereon. There are no liens for Taxes upon any of the Company’s assets, other than liens for Taxes not yet due and payable.

(b)                                 None of the Tax Returns filed by the Company or Taxes payable by the Company have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any governmental authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of the Company, threatened.

(c)                                  The Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company, as of the date hereof, are set forth in the Disclosure Letter. The Company is not subject to, nor has applied for any private letter ruling of the Internal Revenue Service or comparable rulings of any Taxing Authority. Neither the Company nor any other Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Company Tax matter.

(d)                                 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (D) installment sale or open transaction made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.

(e)                                  The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162(m) of the Code.

(f)                                    The Company has not filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations and Section 341(f)(2) does not apply to any of the Company’s assets. The Company is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(l)(A)(ii), of the Code. The Company does not own, and has not owned, any assets that it owned prior to August 10, 1993 that are “Section 197 Intangibles” within the meaning of Section 197 of the Code.

(g)                                 The Company did not constitute either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h)                                 The Company does not have any net operating losses or other tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). The Company has never (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or non-U.S. Tax law.

(i)                                     The Company is not a party to any Tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement). Except as set forth in the Disclosure Letter, the Company has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes (other than a group the common parent of which is the Company). The Company does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U. S. Tax law), or as a transferee or successor, or by contract, or otherwise.

(j)                                     The unpaid Taxes of the Company does not exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company in filing Tax Returns. The Company will not incur any liability for Taxes from February 28, 2006 through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice.

(k)                                  The Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company. No claim has ever been made by a government authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction. The Company does not have, nor has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(1)                                  The Company has not (i) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulation Section 301.6111 -2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (ii) participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law).

(m)                               The Company is not and has never been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction and all transactions and agreements (whether written or oral) between or among the Company and any Related Person (or any of their Affiliates) and/or the terms thereof have been conducted in an arm’s length manner consistent with the Company’s transactions or agreements with unrelated third parties.

9.                                         Litigation. Except as set forth in the Disclosure Letter, there are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or to the Knowledge of Seller threatened against the Company, or against the Seller relating to the Company Business, before any court, arbitration, administrative or regulatory body, or any governmental agency. There are no facts or circumstances known to Seller that could reasonably be expected to give rise to any Proceeding that would be required to be disclosed pursuant to this Paragraph 9. Neither Seller nor the Company is subject to any continuing court or administrative order, writ, injunction, or decree that is applicable to the Company or the Company Business, or to the Company’s property or employees, and neither Seller nor the Company is in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality relating to the Company or the Company Business.

10.                                 Brokers’ Fees. Neither Seller nor any Affiliate has dealt with any broker, finder, or other person or entity entitled to any brokerage commissions, finders’ fees, or similar compensation in connection with the transactions contemplated by this Agreement that could give rise to liability on the part of the Company.

11.                                 Capitalization; Ownership of Shares; Subsidiaries. (a) The authorized capital stock of the Company consists solely of one hundred (100) shares of Common Stock, $0.01 par value, of which only the Shares have been issued. The Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable and were not issued in violation of any preemptive rights. There are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the Shares or the Company or obligating either the Seller or the Company to issue or sell any shares of Common Stock, or any other interest in, the Company. There are no rights to receive or exercise any benefit or right similar to any right enjoyed by or accruing to the holder of shares of capital stock of the Company that are held by anyone other than the Seller, including any rights to participate in the equity or income of the Company or to participate in or direct the election of any officers or directors of the Company or the manner in which any shares of capital stock of the Company are voted. The Shares constitute all the issued and outstanding capital stock of the Company and are owned of record and beneficially by the Seller free and clear of all Encumbrances, except as set forth in the Disclosure Letter. There are no contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. The Seller has not caused the Company to issue or sell, and the Company (or any of its predecessors) has not issued or sold any equity or other securities in violation of the Securities Act or any other legal requirement. The Company does not own, or have any contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(b)                                 The delivery of a certificate or certificates at the Closing evidencing the Shares in the manner provided in Section 2.2 will transfer to Buyer good and valid title to the Shares, free and clear of all Encumbrances.

(c)                                  The Company has no subsidiaries.

12.                                 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of the Company Business are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company Business after the Closing in substantially the same manner as conducted prior to the Closing. No assets of the Seller are used or held for use in the Company Business.

13.                                 Accounts Receivable. All accounts receivable of the Company that are reflected on the Financial Statements or the Closing Date Balance Sheet (collectively, the “Accounts

Receivable”) represent or will represent obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves for bad debts, returns and allowances (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in Financial Statements represented of the Accounts Receivable reflected therein and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves and except as set forth in the Disclosure Letter, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no pending, or to the Seller’s Knowledge, threatened contest, claim, or right of set-off, other than returns in the ordinary course of business, pending, or to the Seller’s Knowledge threatened, under any Material Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.

14.                                 Inventory. All inventory of the Company, whether or not reflected in the Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company Business. To Seller’s Knowledge, the raw materials, food, herbal and dietary supplements of the Company (i) are not adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (“FFDC Act”), or within the meaning of any Applicable Law within which the definitions of adulteration or misbranding are substantially the same as those contained in the FFDC Act; and (ii) are not articles which may not, under the provisions of Sections 404, 405 and 512 of the FFDC Act, be introduced into interstate commerce.

15.                                 No Undisclosed Liabilities. The Company has no indebtedness or liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations (a) reflected or reserved against in the Financial Statements or Closing Date Balance Sheet; (b) incurred in the ordinary course of business consistent with past practices since the respective dates thereof or (c) set forth in the Disclosure Letter.

16.                                 Books and Records. Except as set forth on the Disclosure Letter, the books of account, minute books, stock record books, and other records of the Company, including, without limitation, Seller’s records of its acquisition of the Company, all of which have been made available to Buyer prior to the date hereof, are complete and correct, and have been maintained in accordance with commercially reasonable business practices and reflect the current ownership of the Shares. The minute books and similar records of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholder, the Board of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholder, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company. The Company does not have any of its books and records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

17.                                 No Material Adverse Change. Since August 1, 2005, there has not been any Material Adverse Change in the business, operations, properties, prospects, assets, or condition of the Company, and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

18.                                 Insurance. The Disclosure Letter contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such Policies have been issued, the expiration dates thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interest insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the Company Business, operations or employees of the Company or affect or relate to the ownership, use or operation of the Company Business and that have been issued to the Company or any Person (other than the Company) for the benefit of the Company. Except as set forth on the Disclosure Letter, the insurance coverage provided by any of the policies described above will not terminate or lapse prior to the Closing Date by reason of the transactions contemplated by the Agreement. Each policy listed in the Disclosure Letter is a valid and binding and in full force and effect, no premiums due thereunder have not been paid and neither the Company nor the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder. The insurance policies listed in the Disclosure Letter are placed with financially sound and reputable insurers and, in light of the respective business, operations and the Company Business, are in amounts and have coverages that are reasonable and customary for Persons engaged in businesses and operations similar to the Company Business. Neither the Company nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying liability with respect to a claim thereunder or defending under a reservation of rights clause.

19.                                 Employee Benefits.

(a)                                  Set forth in the Disclosure Letter is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, written or unwritten) and any trust, escrow or other agreement related thereto that is maintained or contributed to by the Seller with respect to the Company, the Company or any other corporation or trade or business controlled by, controlling or under common control with the Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”), or with respect to which Company or any ERISA Affiliate has or may have any liability, and provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of the Company, or the dependents of any thereof, (collectively the “Employee Plans”).

(b)                                 The Company has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Company or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (iv) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by the Company or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities: (v) all securities registration statements filed with respect to any Employee Plan; (vi) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan; (vii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans; and (viii) the most recent IRS determination letter with respect to each Employee Plan.

(c)                                  No Employee Plan is a plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or 412 of the Code, nor has the Company or any subsidiary or any ERISA Affiliate during each year within the six (6) year period preceding the Closing Date, maintained or contributed to a plan subject to Title IV of ERISA. No Employee Plan is a multiemployer plan as defined in Section 3(37) of ERISA.

(d)                                 The Company has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

(e)                                  All contributions (including all employer contributions and employee salary reduction contributions) and other payments required by and due from the Company under the terms of each Employee Plan have been made within the time periods prescribed by the Employee Plan, ERISA and the Code.

(f)                                    Neither the Seller nor the Company has filed, or is considering filing, an application under the Internal Revenue Service’s Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Employee Plan. No condition or circumstance exists that would prevent the amendment or termination of any Employee Plan without liability to the Company. Neither the Seller nor the Company has announced any plan or made any legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plans.

(g)                                 The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other Applicable Laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither the Company nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other legal requirement with respect to the Employee Plans have been appropriately given.

(h)                                 Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (which determination letter takes into account the Plan’s amendment for tax law changes commonly known as “GUST”), and the Company has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter. Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and the Company is not aware of any circumstance that will or could result in a revocation of such exemption and each such Employee Plan has been timely amended for tax law changes commonly known as “EGTRRA.”

(i)                                     There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither the Company nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(1) of ERISA or a violation of Section 406 of ERISA. The transactions contemplated hereunder will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(1) of ERISA nor result in a violation of Section 406 of ERISA.

20.                                 Compliance with Legal Requirements; Governmental Authorizations.

(a)                                  Except as set forth in the Disclosure Letter:

(i)                                     The Company and the Company Business are, and at all times since August 1, 2002 have been, in full compliance in all material respects with each legal requirement that is or was applicable to the Company or to the conduct or operation of the Company Business or the ownership or use of any of the Company’s assets;

(ii)                                  no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) constitutes or results in a violation by the Company or Seller with respect to the Company Business of, or a failure on the part of the Company or Seller with respect to the Company Business to comply with, any legal requirement, or (B) may give rise to any obligation on the part of the Company or any other Person with respect to the Company Business to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)                               neither the Seller nor the Company has received, at any time since December 1, 2004, any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any legal requirement applicable to the Company Business, or (B) any actual, alleged, possible, or potential obligation on the part of the Company or any other Person with respect to the Company Business to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)                                 The Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Company or relates to any of the assets owned or used by, the Company and/or the Company Business. Each Governmental Authorization listed or required to be listed in the Disclosure Letter is valid and in full force and effect and will not be revoked, withdrawn, suspended, cancelled, terminated or modified as a result of the transactions contemplated by this Agreement. Except as set forth in the Disclosure Letter:

(i)                                     The Company and the Company Business are, and at all times since August 1, 2002 have been, in full compliance in all material respects with all of the terms and requirements of each Governmental Authorization identified or required to be identified in the Disclosure Letter;

(ii)                                  no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation by the Company or the Company Business of or a failure by the Company or the Company Business to comply with any term or requirement of any Governmental Authorization listed or required to be listed in the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any

Governmental Authorization listed or required to be listed in the Disclosure Letter;

(iii)                               Neither the Seller nor the Company has received, at any time since December 1, 2004, any written notice from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure by the Company or the Company Business to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization listed or required to be listed on the Disclosure Letter; and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in the Disclosure Letter collectively constitute all of the Governmental Authorizations reasonably necessary to permit the Company to lawfully conduct and operate the Company Business in the manner conducted and operated and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

21.                                 Absence of Certain Changes and Events. Except as set forth in the Disclosure Letter and for the transactions contemplated by this Agreement, since August 1, 2005, the Company has conducted the Company Business only in the ordinary course of business and consistent with past practice and without limiting the generality of the foregoing, there has not been any:

(a)                                  change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; or

(b)                                 amendment to the organizational documents of the Company; or

(c)                                  except in the ordinary course of business consistent with past practice, payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business consistent with past practice) employee or entry into any employment, severance, or similar contract with any director, officer, or employee; or

(d)                                 adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; or

(e)                                  damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, in excess of $50,000; or

(f)                                    entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to the Company of at least $50,000; or

(g)                                 sale (other than sales of inventory in the ordinary course of business consistent with past practice), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Encumbrance or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets, in excess of $50,000; or

(h)                                 cancellation or waiver of any claims or rights with a value to the Company in excess of $50,000; or

(i)                                     material change in the accounting methods used by the Company; or

(j)                                     any material change in (x) pricing, discounts, investment or inventory policy of the Company or (y) any method of calculating bad debt or other reserves of the Company; or

(k)                                  any new license agreement for Trademarks or Patents; or

(1)                                  any promotion or credit or similar incentive granted to customers in excess of $25,000 per customer; or

(m)                               capital expenditures in excess of $50,000; or

(n)                                 transaction with Affiliates; or

(o)                                 agreement, whether oral or written, by the Company to do any of the foregoing.

In addition, except in connection with the transactions contemplated by this Agreement, since April 17, 2006 there has not been any material election made in respect of Taxes or any material change in any existing election, adoption or change of any accounting method in respect of Taxes or otherwise, entering into any closing agreement, settlement of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

22.                                 Environmental Matters. Except as set forth in the Disclosure Letter:

(a)                                  Each of the Company and the Seller with respect to the Company Business is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller with respect to the Company Business nor the Company has any basis to expect, nor has either of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of the Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to the Facility or any other properties or assets (whether real, personal, or mixed) in which Seller or the Company (or any predecessor) has or had an interest (collectively, the “Environmental Properties”), or with respect to any property or any of the Environmental Properties at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b)                                 There are no pending or, to the Knowledge of Seller and the Company, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Environmental Properties.

(c)                                  Neither Seller nor the Company has any basis to expect, nor has either of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect any of the Environmental Properties, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(d)                                 Neither Seller nor the Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to any of the Environmental Properties, or at any property geologically or hydrologically adjoining the Facility or any such other property or assets.

(e)                                  Except as set forth in the Disclosure Letter, there are no Hazardous Materials present on or in the Environment at any of the Environmental Properties or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of any of the Environmental Properties or such adjoining property, or incorporated into any structure therein or thereon except in full compliance with all applicable Environmental Laws. None of Seller, the Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any of the Environmental Properties except in full compliance with all applicable Environmental Laws.

(f)                                    There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from the Facility or any of the Environmental Properties or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facility or any of the Environmental Properties, or to the Knowledge of Seller and the Company any geologically or hydrologically adjoining property, whether by Seller, the Company, or any other Person.

(g)                                 Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facility, or concerning compliance by Seller, the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

23.                                 Employees.

(a)                                  The Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since August 1, 2005; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan, if any.

(b)                                 To the Seller’s Knowledge, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his/her duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Company by any such employee or director. To Seller’s Knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

(c)                                  The Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Company receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

24.                                   Labor Relations; Compliance.

Neither the Seller nor the Company has been or is a party to any collective bargaining or other labor contract. Since August 1, 2002, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Company or the Company Business relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or the Company Business, or (c) any application for certification of a collective bargaining agent. To Seller’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safely and health, and plant closings. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

25.                                 Intellectual Property; Licenses.

(a)                                  Intellectual Property. The term “Intellectual Property Assets” are the following as relates to the Company and the Company Business:

(i)                                     Except as set forth in the Disclosure Letter, all rights of Seller to the names “Ester C” and “Ester E”, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(ii)                                  all patents, patent applications, and inventions and discoveries that may be patentable, owned by Company or Seller (collectively, “Patents”);

(iii)                               all licenses owned or possessed by Company or Seller relating to Company’s right to make, use and/or sell the patented technology of others (collectively, “Patent Licenses”);

(iv)                              all registered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(v)                                 all rights in mask works (collectively, “Rights in Mask Works”);

(vi)                              all rights to technical information, know-how, and inventions, whether patentable or unpatentable, formulations, confidential information, customer lists, software, data, process technology, plans, drawings, and blueprints (collectively, “Trade Secrets”) owned or possessed by the Seller and all rights to Trade Secrets owned, used or licensed by the Company as licensor or to the Company as licensee.

(b)                                 Agreements. The Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by Seller with respect to Company Business or by the Company, of all contracts relating to the Intellectual Property Assets to which the Seller, with respect to Company Business, or Company, is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a purchase price of less than $10,000 under which the Company is the licensee. Seller or Company has the right to cancel any license agreement where Seller, with respect to the Company Business, or Company, is the licensor on no more than 90 days notice and without incurring any payments in connection with said termination. Seller or Company has the right to cancel any of the Patent Licenses on no more than 180 days notice and without incurring any payment in connection with said termination. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such agreements. By acquiring the Shares, Buyer is acquiring the Intellectual Property Assets free and clear of all Encumbrances.

(c)                                  Know-How Necessary for the Business.

(i)                                     The Intellectual Property Assets of the Company and the Company Business are owned by or licensed to the Seller or Company, and are all those necessary for the operation of the Company Business as currently conducted. Except as set forth in the Disclosure Letter, the Company is the exclusive owner of all right, title, and interest in and/or licensed to each of the Intellectual Property Assets, free and clear of all Encumbrances and other adverse claims, and has the right to manufacture, use, advertise, offer for sale, or sell all of the Products currently sold by the Company, in any country where the Company, or any licensee of the Company, is making, having made, using, advertising, offering for sale or selling such Products.

(ii)                                  The Patent Licenses are the only licenses necessary for the operation of the Company Business as currently conducted. All milestone payments have been fully paid and all royalties due pursuant to the Patent Licenses will be paid up to and through the Closing Date. The Patent Licenses are in full force and effect. The Seller will take all necessary steps and bear all related costs to affect a transfer, assignment and/or sublicense of the Patent Licenses to Buyer.

(iii)                               Except as set forth in the Disclosure Letter, all former and current employees of the Company have executed written contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the Company Business. To Seller’s Knowledge, no employee of the Company has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

(d)                                 Patents.

(i)                                     The Disclosure Letter contains a complete and accurate list and summary description of all Patents, including the Patent Licenses. Except as set forth in the Disclosure Letter, the Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances and other adverse claims.

(ii)                                  All of the issued Patents are in good standing with respect to the payment of filing, examination, and maintenance fees and proofs of working or use, are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date, except as set forth in the Disclosure Letter.

(iii)                               No Patent is involved in any interference, reissue, reexamination, or opposition proceeding. There are no interfering or dominating patents or patent applications of any third party which affect in any way, the Company’s ability to manufacture, have manufactured, use, sell, advertise, or offer for sale the Ester-C Products in any country where the Company, or any licensee of the Company, is making, having made, using, advertising, offering for sale or selling such Products. There are no interfering or dominating patents or patent applications of any third party except for the patents covered by the Patent Licenses which affect, in any way, the Company’s ability to manufacture, have manufactured, use, advertise, offer for sale, or sell the ESTER-E Products in any country where the Company, or any licensee of the Company, is making, having made, using, advertising, offering for sale or selling such Products.

(iv)                              No Patent is infringed by a third party. No Patent has been challenged or threatened in any way. To Seller’s Knowledge, no patent licensed under the Patent Licenses is infringed by a third party. To Seller’s Knowledge, no patent licensed under the Patent Licenses has been challenged or threatened in any way. None of the current Products manufactured and sold, nor any process or know-how used, by the Company or in the Company Business infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(v)                                 All Ester-C products currently made, used, advertised or sold by the Company are covered by one or more of the issued Patents

(vi)                              All Ester-E products currently made, used, advertised or sold by the Company are covered by one or more patents licensed under the Patent Licenses.

(e)                                  Trademarks.

(i)                                     The Disclosure Letter contains a complete and accurate list and summary description of all Marks used in the Company Business and lists all licenses pertaining to such Marks. Except as set forth in the Disclosure Letter, the Company is the exclusive owner of all right, title, and interest in and to each of the Marks, free and clear of all Encumbrances.

(ii)                                  Except as set forth in the Disclosure Letter, the Marks are valid wherever the Company or licensees of the Company currently sell products. The foregoing registrations are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii)                               Except as set forth in the Disclosure Letter, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller’s Knowledge, no such action is threatened with the respect to any of the Marks.

(iv)                              Except as set forth in the Disclosure Letter, there is no potentially interfering trademark or trademark application of any third party.

(v)                                 Except as set forth in the Disclosure Letter, no Mark or the use thereof has been challenged or, to Seller’s Knowledge, threatened in any way by any third party and none of the Marks used by the Company or in the Company Business is alleged to infringe any trade name, trademark, or service mark of any third party. Except as set forth in the Disclosure Letter, no Mark is being infringed by any third party. Except as set forth in the Disclosure Letter, no Mark infringes any trade name, trademark, or service mark of any third party.

(vi)                              All packaging of products of the Company sold by the Company to its licensees bearing a Mark include the proper federal registration notice where permitted by law. All licensees of the Marks are using the proper federal registration notice on the licensees’ packaging of products containing an ingredient sold by the Company to the licensees for use in licensees’ products.

(f)                                    Copyrights.

(i)                                     The Disclosure Letter contains a complete and accurate list and summary description of all Copyrights related to the Company Business. The Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances and other adverse claims.

(ii)                                  All the Copyrights are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

(iii)          No Copyright is infringed, and no Copyright has been infringed, challenged or, to Seller’s Knowledge, threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

(iv)          All works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)           Trade Secrets.

(i)            With respect to each Trade Secret, Company has taken all commercially reasonable steps to maintain all documentation relating to such Trade Secret current and accurate.

(ii)           Seller and the Company have taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.

(iii)          The Company has an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged, or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

26.           Related Party. The Disclosure Letter sets forth in reasonable detail all transactions existing between the Company and any Affiliate entered into since August 1, 2005 or that are in existence as of the date hereof. All such transactions will be terminated at or prior to the Closing with no ongoing liability to the Company following the Closing. All such transactions between the Company and any Affiliate have been entered into on an arms-length basis. Except as disclosed in the Disclosure Letter, since August 1, 2005, all settlements of intercompany liabilities between the Company, on the one hand, and Seller or any such officer, director or Affiliate, on the other, have been made, and all allocations of intercompany expenses have been applied, in the ordinary course of business consistent with past practice. No Related Person of Seller or the Company owns or has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company Business. No Related Person of Seller or of the Company has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the ordinary course of business and consistent with past practice with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (b) engaged in competition with the Company with respect to any line of the products or services of the Company Business in any market presently served by the Company. Except as set forth in the Disclosure Letter, no Related Person of Seller or of the Company is a party to any contract with, or has any claim or right against, the Company. There is no indebtedness owed to the Company by a Related Person or by the

Company to a Related Person. Except as set forth on the Disclosure Letter, neither Seller nor any officer, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company or the Company Business nor does the Company provide or cause to be provided any assets, services or facilities to Seller or any such officer, director or Affiliate.

27.           Real Property.

(a)           The Disclosure Letter contains a true and correct list of (i) each parcel of real property owned by the Company and used for the Company Business, (ii) each parcel of real property leased by the Company (as lessor or lessee) and used for the Company Business and (iii) all Encumbrances (other than Permitted Encumbrances) relating to or affecting any parcel of real property referred to in clause (i).

(b)           Except as disclosed in the Disclosure Letter, the Company has good and marketable fee simple title to each parcel of real property owned by it, free and clear of all Encumbrances, other than Permitted Encumbrances. Except for the real property leased to others referred to in clause (ii) of paragraph (a) above, the Company is in possession of each parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon. The Company has adequate rights of ingress and egress with respect to the real property listed in the Disclosure Letter and all buildings, structures, facilities, fixtures and other improvements thereon. None of such real property, buildings, structures, facilities, fixtures or other improvements, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other Applicable Law in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

(c)           The Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof. Each lease referred to in clause (ii) of paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and of each other Person that is a party hereto, and except as set forth in the Disclosure Letter, there is no, and the Company has not received notice of any, default (or any condition or event which, after notice or laps of time or both, would constitute a default) thereunder. The Company does not owe any brokerage commissions with respect to any such leased space.

(d)           Seller has delivered to Buyer prior to the execution of this Agreement true and complete copies of (i) all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the real property owned by the Company and used in the Company Business, and (ii) all leases (including any amendments and renewal letters) and, to the extent reasonably available, all other documents referred to in clause (i) of this Paragraph (d) with respect to the real property leased by the Company and used in the Company Business.

(e)           Except as set forth in the Disclosure Letter, no tenant or other party in possession of any of the real properties owned by the Company and used in the Company Business, has any right to purchase, or holds any right of first refusal to purchase, such properties.

(f)            Except as disclosed in the Disclosure Letter, the improvements on the real property identified in the Disclosure Letter are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purpose for which they are presently being used and, there are no condemnation or appropriation proceedings pending or to Seller’s Knowledge, threatened against any of such real property or the improvements thereon.

28.           Substantial Customers and Suppliers. The Disclosure Letter lists the ten (10) largest customers of the Company Business, on the basis of revenues for goods sold or services provided for the most recently completed fiscal year. The Disclosure Letter lists the ten (10) largest suppliers to the Company Business, on the basis of cost of goods or services purchased for the most recently completed fiscal year. Except as disclosed in the Disclosure Letter, no such customer or supplier has ceased or materially reduced its purchase from, use of the services of, sales to or provision of services to the Company since, or to the Knowledge of Seller, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof. Except as disclosed in the Disclosure Letter, to the Knowledge of Seller, no such customer or supplier is threatened with bankruptcy or insolvency.

29.           Bank and Brokerage Accounts; Investment Assets. The Disclosure Letter sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institution at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship; (b) a true and complete list and description of each such account, box and relationship, indicting in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company having signatory power with respect thereto; and (c) a list of each investment asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefore, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

30.           Disclosure. No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Letter or in any certificate, list or other writing furnished to Buyer pursuant to any provision of this Agreement (including, without limitation, the Financial Statements), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading;

31.           Proxy Statement. Subject to the accuracy of the representations and warranties of Buyer set forth in paragraph 9 of Exhibit C, the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Seller, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and will not, at the time of the Seller

Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication from the Seller with respect to the solicitation of proxies for the Seller Stockholders Meeting which shall have become false or misleading in any material respect. The Proxy Statement will comply as to form in all respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to information supplied by or on behalf of the Buyer for inclusion in the Proxy Statement.

EXHIBIT C

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller each of the following:

1.             Organization and Qualification. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in each jurisdiction where the failure to do so would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

2.             Authority Relative to this Agreement. Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby has been duly authorized by Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and such transactions entered into. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

3.             No Conflicts. Buyer is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any material agreement, arrangement, or understanding to which the Buyer is a party, (c) any material license, franchise, or permit, or (d) any law, regulation, order, judgment, or decree to which the Buyer is subject, which would be breached or violated by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

4.             No Consents. No authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Buyer for the consummation by Buyer of the transactions contemplated by this Agreement.

5.             Investment Purposes. Buyer is acquiring the Shares and not with a view to their distribution with the meaning of Section 2(i) of the Securities Act.

6.             Litigation. As of the date hereof, no action by or against the Buyer is pending or, to the best Knowledge of the Buyer, threatened, which could affect the legality, validity or enforceability of this Agreement, or the consummation of the transactions contemplated hereby.

7.             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

8.             Independent Investigation; Seller’s Representation. Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Company Business, which investigation, review and analysis was done by Buyer and its Affiliates and

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representatives. Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or its representatives (except the specific representations and warranties of the Seller set forth in Exhibit B and the Disclosure Letter thereto). Buyer hereby acknowledges and agrees that (a) other than the representations and warranties made in Exhibit B, none of the Seller, its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representations or warranty, express or implied, at law or in equity, with respect to the Company, the Shares or the Company Business, including as to (i) merchantability or fitness for any particular use or purpose or (ii) the probable success or profitability of the Company Business after the Closing Date.

9.             Proxy Statement. Subject to the accuracy of the representations and warranties of the Seller set forth in paragraph 31 of Exhibit B, the information supplied by Buyer for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Seller, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and will not, at the time of the Seller Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Seller Stockholders Meeting which shall have become false or misleading in any material respect. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information supplied by or on behalf of the Seller for inclusion in the Proxy Statement.

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EXHIBIT D

PROCEDURE FOR INDEMNIFICATION

Subject to the limitations set forth in Article 4 of the Agreement, the party seeking to be indemnified (the “Indemnified Party”) will promptly give written notice hereunder to the party from which it seeks to be indemnified by (the “Indemnifying Party”) after obtaining notice of any claim as to which recovery may be sought against the Indemnifying Party. However, the right to indemnification hereunder will not be affected by any delay in or failure of an Indemnified Party to give any notice, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party will have been prejudiced as a result of the failure to give, or delay in giving, notice.

If the indemnity claim arises from the claim of a third-party, the Indemnified Party will permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim at the Indemnifying Party’s cost and expense. If the Indemnifying Party fails to notify an Indemnified Party of its election to defend any such claim or action by a third party with respect to which it has the option to defend within 30 days after the Indemnifying Party receives notice of such claim or action, then the Indemnifying Party will be deemed to have waived its right to defend such claim or action. If the Indemnifying Party assumes the defense of a third-party claim, the obligations of the Indemnifying Party as to such claim will include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. The non-defending party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

If the Indemnifying Party does not assume the defense of any such claim or litigation by a third-party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. The Indemnified Party may not settle such claim or litigation without the written consent of Indemnifying Party, which consent may not be unreasonably withheld. The Indemnifying Party will promptly pay or reimburse the Indemnified Party for all expenses in defending any claim, for the amount of any settlement, and for all damages incurred by the Indemnified Party in connection with any such claim or litigation.

Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may at the Indemnifying Party’s sole cost and expense, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the Indemnifying Party will not be bound by any determination of a

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Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

Seller and Buyer hereby consent to the non exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the mattes alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.

With respect to any third-party claim subject to indemnification under this Exhibit D: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person reasonably informed of the status of such third-party claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

With respect to any third-party claim subject to indemnification under this Exhibit D, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any third-party claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Applicable Law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any third-party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

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EXHIBIT E

FORM OF SELLER OPINION LETTER

Omitted

EXHIBIT F

FORM OF BUYER OPINION LETTER

Omitted

EXHIBIT G

FORM OF NON-COMPETITION AGREEMENT

Omitted